Exhibit 15.1

E-Home Household Service Holdings Limited

Floor 9, Building 14, HaixiBaiyue Town

No. 14 Duyuan Road, Luozhou Town

Cangshan District, Fuzhou City 350001

People’s Republic of China

October 29, 2021

Dear Sirs,

We consent to the references to our firm under “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our future overseas capital-raising activities under Chinese law,” in E-Home Household Service Holdings Limited’s Annual Report on Form 20-F for the year ended June 30, 2021 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm